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[Missing Graphic Reference]
06-22
For further information:
John P. Barnett, Director of External Affairs
713-989-7556

John F. Walsh, Director of Investor Relations
1-800-321-7423

SOUTHERN UNION APPOINTS
RICHARD N. MARSHALL CHIEF FINANCIAL OFFICER

HOUSTON, November 7, 2006— Southern Union Company (NYSE: SUG) today announced the appointment of Richard N. Marshall as senior vice president and chief financial officer of the company. Marshall succeeds Julie H. Edwards, who will continue as a senior vice president concentrating on corporate development opportunities.

Marshall, 49, has been treasurer of Southern Union since 2001. Previously he served in various financial and regulatory roles for Pennsylvania Enterprises, Inc., a natural gas distribution company in northeastern Pennsylvania, from 1985 until its acquisition by Southern Union in 1999. Prior to being named Southern Union treasurer, Marshall was vice president, rates and regulatory affairs for the company’s Pennsylvania natural gas distribution division.

George L. Lindemann, chairman, president and chief executive officer, commented, “Rick has been an integral part of our team for many years and has had significant involvement in all of the company’s recent acquisitions, divestitures and capital markets activities. We look forward to his further contributions to the company in this broader role.”

Marshall will work out of the company’s corporate headquarters in Houston.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.

Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.

Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.

Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.

For further information, visit www.sug.com.

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